INDEMNITY AND GUARANTY AGREEMENT

THIS AGREEMENT, made and entered into this __ day of June, 2005, by and between AFTAB ADAMJEE ("Adamjee"), ROBERT P. MURPHY and LINDA ROMANO (collectively, "Indemnitors") and NURSES PRN, LLC ("Company").

W I T N E S S E T H:

WHEREAS, the parties hereto have entered into that certain Asset Purchase Agreement dated June __, 2005 between Nurses PRN Acquisition Corp., Medical Staffing Solutions, Inc., Nurses PRN, LLC and the parties hereto ("Agreement") pursuant to which Nurses PRN, LLC, a Florida limited liability company (the "Company") is transferring certain assets to Nurses PRN Acquisition Corp. a Nevada corporation ("Acquisition"); and

WHEREAS, Adamjee is not willing to enter into the Agreement unless he receives a full indemnification from Indemnitors for any and all liabilities of the Company, other than any liabilities for income tax obligations related to any gain to be realized by Adamjee; and

WHEREAS, Indemnitors have agreed to guarantee Adamjee the payment of certain amounts to be paid Adamjee under the Agreement and otherwise.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00), in hand paid by each of the parties hereto to the others, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Indemnity. Except for any representations and warranties that Adamjee is making in the Agreement, Indemnitors hereby agree to indemnify and hold Adamjee harmless from and against any and all debts, contracts, controversies, agreements, claims, losses, damages, liabilities or demands ("Claims") of any nature whatsoever, whether known or unknown, whether past or future, arising out of or relating in any way to the Company, including, without limitation, any tax liabilities related to the Company for unsatisfied federal employment taxes (including interest and penalties associated therewith). Notwithstanding the foregoing, the indemnity shall not include any liability imposed or asserted against Adamjee arising to any personal income tax liability of Adamjee arising out of the sale pursuant to the Agreement. Further, Indemnitors hereby agree to indemnify and hold Adamjee harmless from any loss as a result of the Company and/or the Indemnitors failing to fully comply with the provisions under Section 2 below.

2. Guaranty. Indemnitors agree to pay or to cause Acquisition to pay to Adamjee the sum of $500,000 in the manner and as set forth in Section 1.7 of the Agreement. Pursuant to the Agreement, Acquisition has agreed to pay to the Company certain Contingent Consideration as set forth in Section 1.7 of the Agreement, which amounts the parties hereto acknowledge and agree is to be paid by the Company directly to Adamjee promptly upon receipt thereof by either

IN WITNESS WHEREOF, the parties hereto set their hands and seals the day and date first written above.

ADAMJEE:

/s/Aftab Adamjee (SEAL)
Aftab Adamjee

INDEMNITORS:

(SEAL)
Robert P. Murphy

/s/Linda Romano (SEAL)
Linda Romano

NURSES PRN, LLC

By:
Robert Murphy, CEO